Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 11, 2009, except for Note 2 as to which the date is September 14, 2009, included in this Amendment No. 4 to the Registration Statement (Form S-4) and related Joint Proxy Statement/Prospectus of CombinatoRx, Incorporated for the registration of shares of its common stock in connection with CombinatoRx, Incorporated’s proposed merger transaction with Neuromed Pharmaceuticals Inc.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 19, 2009